Exhibit 10.1

CHANGE OF CONTROL AND LEADERSHIP CHANGE SEVERANCE PLAN
Introduction
The Board of Directors of Coherent, Inc., a Delaware corporation (“Company”), has evaluated the economic and social impact of an acquisition or other change of control or a change in leadership on its key employees. The Board recognizes that the potential of such an acquisition or change of control or change in leadership can be a distraction to its key employees and can cause them to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its key employees. The Board believes that the adoption of this amended and restated Plan will enhance the ability of the Company’s key employees to assist the Board in objectively evaluating potential acquisitions or other changes of control and provide for an effective change in leadership.
Furthermore, the Board believes a change of control and leadership change severance plan of this kind will aid the Company in attracting and retaining the highly qualified, high performing individuals who are essential to its success. The plan will help ensure that key employees will be able to maintain productivity, objectivity and focus during the period of significant uncertainty that is inherent in an acquisition or other change of control or change in leadership and remain focused on driving a successful transition.
Accordingly, the following plan has been developed and is hereby adopted.
ARTICLE I
ESTABLISHMENT OF PLAN
1.1 Establishment of Plan. As of the Amendment Effective Date, the Company hereby amends and restates the “Change of Control Severance Plan” as the “Change of Control and Leadership Change Severance Plan” (the “Plan”), as set forth in this document. The purposes of the Plan are as set forth in the Introduction.
1.2 Applicability of Plan. The benefits provided by this Plan shall be available to certain key Employees of the Company who, at or after the Amendment Effective Date, meet the eligibility requirements of Article III.
1.3 Contractual Right to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against his or her Employer or the Company, or both.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.
(a) “Amendment Effective Date” means April 13, 2019.

Exhibit 10.1

(b) “Base Pay” means the rate of annual base straight time gross earnings, exclusive of incentive compensation, incentive payments, bonuses, commissions or other compensation in effect immediately prior to the Change of Control (without regard to any reduction made In Anticipation of a Change of Control) or Change in Leadership or immediately prior to the termination of employment, whichever annual rate is higher.
(c) “Board” means Board of Directors of the Company.
(d) “Bonus Pay” means, with respect to a Participant, the total target payments with respect to the Participant under the Company’s cash bonus and other cash incentive programs at 100% of plan (i) for the Company fiscal year in which the Change of Control occurs (or for the immediately preceding year if the target payment with respect to the Participant for the Company fiscal year in which the Change of Control occurs has not yet been established) (without regard to any reduction made in the target payments In Anticipation of a Change of Control), (ii) for the Company fiscal year in which the Change in Leadership occurs (or for the immediately preceding year if the target payment with respect to the Participant for the Company fiscal year in which the Change in Leadership occurs has not yet been established), or (iii) for the Company fiscal year in which the Participant’s employment terminates, whichever total target payment is highest.
(e) “Change in Leadership” means John Ambroseo ceasing to be Chief Executive Officer of the Company.
(f) “Change in Leadership Good Reason” means any one or more of the following:
(i) The Employer reduces the Participant’s Base Pay.
(ii) Without the Participant’s express written consent, the Employer requires the Participant to change the location of his or her job or office, so that he or she will be based at a location more than fifty (50) miles from the location of his or her job or office immediately prior to the Change in Leadership.
(iii) The Participant’s target cash incentive opportunity as a percentage of Base Pay is reduced.
(iv) The Participant incurs a reduction in title.
(vi) The Company or any successor company breaches any of the provisions of this Plan.
Provided, however, that such events shall not constitute grounds for a Change in Leadership Good Reason termination unless the Participant has provided notice to the Company of the existence of the one or more of the above conditions within 90 days of Participant’s knowledge of its initial existence and the Company has been provided at least 30 days to remedy the condition.
(g) “Change in Leadership Just Cause” means the termination of employment of a Participant shall have taken place as a result of (i) refusal or failure to substantially perform (other than incapacity due to physical or mental illness) Participant’s duties; provided that if curable, the failure to substantially perform will constitute “Change in Leadership Just Cause” only if such failure continues after the Board has provided Participant with a written demand for substantial performance setting forth in detail the specific respects in which it believes Participant has not substantially performed Participant’s

Exhibit 10.1

duties and has provided Participant a reasonable opportunity to cure the same; (ii) Participant’s refusal or failure to adhere to any Company policy or follow any lawful directive of the Board or the Chief Executive Officer; provided that if curable, the failure will constitute “Change in Leadership Just Cause” only if such failure continues after the Board has provided the Executive with a written demand for adherence to such policy or following of the directive and Executive has been provided a reasonable opportunity to cure the same; (iii) Participant discriminates or harasses, as determined in good faith by the Board after a formal investigation by an outside investigator (which must include a good faith discussion with the Participant), another employee or contractor of the Company or any of its affiliates on the basis of gender, race, color, creed, religion, sexual orientation, marital status, veteran status, or any other category protected by applicable law; (iv) Participant’s breach of a fiduciary duty owed to the Company or any of its affiliates; (v) Participant’s commission of a felony; (vi) Participant’s misappropriation (or attempted misappropriation) of any of the funds, information, or property of the Company or any of its affiliates; (vii) Participant’s commission of any other act or willful omission involving theft, moral turpitude, misappropriation, embezzlement, fraud or dishonesty; or (viii) other misconduct or gross negligence by Participant that has caused or is likely to cause, as determined in good faith by the Board, a materially adverse impact, monetary, reputational or otherwise, to the Company or on Participant’s ability to effectively perform Participant’s duties with the Company or any affiliate.
(h) “Change in Leadership Severance Benefits” means the aggregate of the Change in Leadership Severance Payments and the benefits under Section 4.5(b) hereof.
(i) “Change in Leadership Severance Payment” means the payment of severance compensation as provided in Section 4.3(b).
(j) “Change of Control” means a (i) change in ownership of the Company, (ii) change in effective control of the Company, or (iii) change in the ownership of a substantial portion of the Company’s assets (with an asset value change in ownership exceeding more than 50% of the total gross fair market value replacing the 40% default rule), all as defined under Code Section 409A and the final Treasury Regulations thereunder.
(k) “Change of Control Good Reason” means any one or more of the following:
(i) The Employer reduces the Participant’s Base Pay.
(ii) Without the Participant’s express written consent, the Employer requires the Participant to change the location of his or her job or office, so that he or she will be based at a location more than twenty-five (25) miles from the location of his or her job or office immediately prior to the Change of Control.
(iii) The Participant’s cash and equity incentive opportunities, taken as a whole, are materially reduced.
(iv) The Participant incurs a significant reduction in duties, responsibilities or authority as determined by the Review Committee.
(v) A successor company fails or refuses to assume the Company’s obligations under this Plan, as required by Article VII.
(vi) The Company or any successor company breaches any of the provisions of this Plan.

Exhibit 10.1

Provided, however, that such events shall not constitute grounds for a Change of Control Good Reason termination unless the Participant has provided notice to the Company of the existence of the one or more of the above conditions within 90 days of Participant’s knowledge of its initial existence and the Company has been provided at least 30 days to remedy the condition.
(l) “Change of Control Just Cause” means the termination of employment of an Employee shall have taken place as a result of (i) an act or acts of dishonesty undertaken by such Employee and intended to result in substantial gain or personal enrichment of the Employee at the expense of his or her Employer, (ii) persistent failure or inability to perform the duties and obligations of such Employee’s employment which are demonstrably willful and deliberate on the Employee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) Employee’s conviction of, or plea of nolo contendere to, a felony.
(m) “Change of Control Severance Benefits” means the aggregate of the Change of Control Severance Payments and the benefits under Section 4.5(a) hereof.
(n) “Change of Control Severance Payment” means the payment of severance compensation as provided in Section 4.3(a).
(o) “Code” means the Internal Revenue Code of 1986, as amended.
(p) “Company” means Coherent, Inc., a Delaware corporation, and any successor as provided in Article VII hereof.
(q) “Employee” means a common law employee of an Employer (other than an employee who is a party to an individual agreement with the Company which provides severance or severance-type benefits), whose customary employment as of a Change of Control or a Change in Leadership, as applicable, is 20 hours or more per week. For purposes of this Plan, an Employee shall be considered to continue to be employed in the case of sick leave, military leave, or any other leave of absence approved by the Company.
(r) “Employer” means the Company or a subsidiary of the Company which has adopted the Plan pursuant to Article VI hereof.
(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(t) “Executive Officer” means an individual determined by the Board to be an executive officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.
(u) “In Anticipation of a Change of Control” means in anticipation of a Change of Control provided a Change of Control occurs within two months after the action.
(v) “Non-Executive Officer Vice-President” means a Vice-President of the Company who is not an Executive Officer.
(w) “Participant” means an Employee who meets the eligibility requirements of Section III.

Exhibit 10.1

(x) “Payment Date” means the date which occurs sixty (60) days following any Participant’s separation from service (as that term is defined in Section 409A of the Code); provided, however, if the Release becomes effective and irrevocable prior to sixty (60) days following the Participant’s separation from service, the Payment Date means the second business day after the Release becomes effective and irrevocable unless the sixty (60) day period following the Participant’s separation from service spans two calendar years in which event the Payment Date means the later of (i) the second business day after the Release becomes effective and irrevocable and (ii) the second business day of the second calendar year in such sixty (60) day period.
(y) “Plan” means the Coherent, Inc. Change of Control and Leadership Change Severance Plan, as amended and restated as of the Amendment Effective Date.
(z) “Review Committee” means a committee established by the Board, the primary functions of which shall be to determine whether Participants have incurred a significant reduction in duties, responsibilities or authority, and to establish, where necessary, the date of a Participant’s termination of employment for purposes of the Plan. The Review Committee shall be composed solely of members of the Board serving as such immediately prior to a Change of Control. The Review Committee shall establish such procedures as it deems appropriate to facilitate a fair and objective review process to determine whether a Participant has incurred a significant reduction in his or her duties and responsibilities
(aa) “Severance Benefits” means the aggregate of the applicable Severance Payments and the applicable benefits under Section 4.5 hereof.
(bb) “Severance Payment” means the payment of severance compensation as provided in Section 4.3 hereof.
(cc) “Special Cash Payment” means a monthly cash amount equal to $2,750 to be paid to Participant in lieu of monthly Company-subsidized COBRA, life insurance plan premiums and/or any other welfare benefits as provided in Section 4.5(a)(ii) or Section 4.5(b)(ii).
2.2 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California (without regard to the choice of law rules) shall be the controlling law in all matters relating to the Plan.
2.3 Severability. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE III
ELIGIBILITY
3.1 Participation in Plan. As of the Amendment Effective Date, the Compensation and H.R. Committee of the Board has reaffirmed the Participants in the Plan as of the Amendment Effective Date. Following the Amendment Effective Date, new Executive Officers of the Company shall automatically become Participants in the Plan with respect to Change in Control Severance Benefits but shall only become Participants in the Plan with respect to Change in Leadership Severance Benefits if the Compensation and H.R. Committee of the Board, in its sole discretion, affirmatively determines that they are eligible Participants; provided, however, that new Non-Executive Officer Vice-Presidents shall only

Exhibit 10.1

become Participants in the Plan if the Compensation and H.R. Committee of the Board, in its sole discretion, affirmatively determines that they are eligible Participants. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee of an Employer, unless such Participant is then entitled to payment of Severance Benefits as provided in the Plan. A Participant entitled to Severance Benefits shall remain a Participant in the Plan until the full amount of the Severance Payment and other Severance Benefits have been paid to the Participant.
ARTICLE IV
SEVERANCE BENEFITS
4.1 Right to Severance Payment. A Participant shall, subject to the Participant’s entering into and not revoking a Release of Claims by the Payment Date in favor of the Company or any successor company in substantially the form attached hereto as Exhibit A (the “Release”), be entitled to receive from the Company a Change of Control Severance Payment in the amount provided in Section 4.3(a) if there has been a Change of Control of the Company and if, on (or In Anticipation of a Change of Control) or within two (2) years after the Change of Control, the Participant’s employment by an Employer shall terminate by the Employer other than for Change of Control Just Cause or by the Employee for Change of Control Good Reason. A Participant shall, subject to the Participant’s entering into and not revoking a Release, be entitled to receive from the Company a Change in Leadership Severance Payment in the amount provided in Section 4.3(b) if there has been a Change in Leadership and if, on or within two (2) years after the Change in Leadership, the Participant’s employment by an Employer shall terminate by the Employer other than for Change in Leadership Just Cause or by the Employee for Change in Leadership Good Reason. A Participant shall not be entitled to a Severance Payment if termination occurs for reasons not specified in Section 4.2, including (but not limited to) death, voluntary termination other than for applicable Good Reason, total and permanent disability, or for applicable Just Cause.
4.2 Termination of Employment. A Participant shall be entitled to a Change of Control Severance Payment and to the benefits described in Section 4.5(a) if his or her employment by an Employer is terminated, during the time frame and subject to the Release requirement set forth in Section 4.1, by the Employee for Change of Control Good Reason or by the Employer for other than Change of Control Just Cause, death or total and permanent disability. A Participant shall be entitled to a Change in Leadership Severance Payment and to the benefits described in Section 4.5(b) if his or her employment by an Employer is terminated, during the time frame and subject to the Release requirement set forth in Section 4.1, by the Employee for Change in Leadership Good Reason or by the Employer for other than Change in Leadership Just Cause, death or total and permanent disability. A Participant who would otherwise be eligible for both a Change of Control Severance Payment as well as a Change in Leadership Severance Payment shall only be eligible for a Change of Control Severance Payment and shall not receive a Change in Leadership Severance Payment in addition to the Change of Control Severance Payment.
4.3 Amount of Severance Payment.
(a) Change of Control. Each Participant entitled to a Change of Control Severance Payment under this Plan shall receive from the Company a cash payment as follows:
(i) Chief Executive Officer. The Change of Control Severance Payment for the Company’s Chief Executive Officer shall equal the product of 2.99 times the sum of the Chief Executive Officer’s Base Pay and Bonus Pay.

Exhibit 10.1

(ii) Executive Officer Vice-Presidents. The Change of Control Severance Payment for the Company’s Executive Officer Vice-Presidents shall equal the product of two times the sum of the Executive Officer Vice-President’s Base Pay and Bonus Pay.
(iii) Non-Executive Officer Vice-Presidents. The Change of Control Severance Payment for the Company’s Non-Executive Officer Vice-Presidents shall equal the product of one times the sum of the Non-Executive Officer Vice-President’s Base Pay and Bonus Pay.
(iv) Non-U.S. Participants. In the case of a Participant who performs all or substantially all of his or her employment services outside of the United States, the Company may, in its discretion, reduce the Severance Payment otherwise calculated under Section 4.3(a)(i), (ii) or (iii) by the amount of severance-type benefits to which such Participant is then entitled under the laws of the country or countries in which such services are performed.
(b) Change in Leadership. Each Executive Officer Vice-President and Non-Executive Officer Vice-Participant entitled to a Change in Leadership Severance Payment under this Plan shall receive from the Company a cash payment as follows:
(i) U.S. Participants. The Change in Leadership Severance Payment shall equal the product of one and one-half times the sum of the Participant’s Base Pay and Bonus Pay.
(ii) Non-U.S. Participants. In the case of a Participant who performs all or substantially all of his or her employment services outside of the United States, the Company may, in its discretion, reduce the Severance Payment otherwise calculated under Section 4.3(b)(i) by the amount of severance-type benefits to which such Participant is then entitled under the laws of the country or countries in which such services are performed.
4.4 Time of Severance Payment. Subject to Section 4.5(a)(ii), 4.5(b)(ii), 4.5(b)(iii) and 4.5(e) hereof, the Severance Payment to which a Participant is entitled shall be paid by the Company to the Participant, in cash and in full, on the Payment Date. If such a Participant should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid in accordance with the Participant’s will or by the laws of descent and distribution or to the personal representative of the Participant’s estate.
4.5 Other Severance Provisions.
(a) Change of Control Severance. In the event a Change of Control Severance Payment obligation is triggered under this Plan for a Participant, such Participant shall also receive the following benefits:
(i) Equity Compensation Acceleration. Unless specifically provided otherwise by reference to this Plan in the equity award at the time of grant, one hundred percent of Participant’s outstanding unvested equity compensation awards shall automatically accelerate their vesting so as to become fully vested and, with respect to stock options and stock appreciation rights, exercisable. Unless specifically provided otherwise by reference to this Plan in the performance-based restricted stock unit award at the time of grant, this accelerated vesting means 100% acceleration of shares subject to performance-based restricted stock units as to which the performance metrics have been truncated and measured as of the date of the Change of Control, such that they are converted into a fixed number of restricted stock units scheduled to vest based on the Participant’s continued service, as with, for example, the performance-based restricted stock units granted to certain Participants in November, 2018.

Exhibit 10.1

(ii) Additional Cash Payments Calculated by Reference to Benefits Continuation. The Participant shall receive from the Company, beginning on the Payment Date, and in lieu of monthly Company-subsidized COBRA, life insurance plan premiums and/or any other welfare benefits, additional monthly cash payments in monthly amounts equal to the Special Cash Payment; provided, however that such additional monthly cash payments shall be delayed six months and one day from the date of termination (and then paid in one first installment equal to delayed amounts) to the extent required to avoid the imposition of additional tax under Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”). The Participant may, but is not obligated to, use such additional monthly cash payments toward the cost of COBRA and/or life insurance plan premiums. The Participant shall receive from the Company that number of monthly Special Cash Payments as specified below:
(A) Chief Executive Officer. The Company’s Chief Executive Officer shall receive thirty-six (36) monthly Special Cash Payments.
(B) Officer Vice-Presidents. The Company’s Executive Officer Vice-Presidents shall receive such twenty-four (24) monthly Special Cash Payments.
(C) Non-Officer Vice-Presidents. The Company’s Non-Executive Officer Vice-Presidents shall twelve (12) monthly Special Cash Payments.
(b) Change in Leadership Severance. In the event a Change in Leadership Severance Payment obligation is triggered under this Plan for a Participant, such Participant shall also receive the following benefits:
(i) Equity Compensation Acceleration. Unless specifically provided otherwise by reference to this Plan in the equity award at the time of grant, the Participant’s outstanding unvested time-vesting equity compensation awards which would have otherwise vested by continued employed for twenty-four (24) months after such termination of employment shall automatically accelerate their vesting so as to become fully vested and, with respect to stock options and stock appreciation rights, exercisable. Unless specifically provided otherwise by reference to this Plan in the performance-based restricted stock unit award at the time of grant, outstanding performance-based restricted stock units shall have their metrics measured at the designated time pursuant to the terms of the performance-based restricted stock unit award as though the Participant had continued in employment and the resulting number of performance-based restricted stock units that would have been earned if the Participant had continued in employment shall be prorated by multiplying the number of performance-based restricted stock units that would have been earned if the Participant had continued in employment by a fraction (not to exceed one (1)) with the numerator equal to the sum of the period of Participant’s employment during the performance period of the performance-based restricted stock plus twenty-four (24) months and (2) the denominator equal to the performance period of the performance-based restricted stock units.
(ii) Additional Cash Payments Calculated by Reference to Benefits Continuation. The Participant shall receive from the Company, beginning on the Payment Date, and in lieu of monthly Company-subsidized COBRA, life insurance plan premiums and/or any other welfare benefits, additional monthly cash payments in monthly amounts equal to the Special Cash Payment; provided, however that such additional monthly cash payments shall be delayed six months and one day from the date of termination (and then paid in one first installment equal to delayed amounts) to the extent required to avoid the imposition of additional tax under Section 409A. The Participant may, but is not obligated to, use such additional monthly cash payments toward the cost of COBRA and/or life insurance plan

Exhibit 10.1

premiums. The Participant shall receive from the Company eighteen (18) monthly Special Cash Payments.
(iii) Pro-rata Bonus. The Participant shall receive a pro rata portion (based on the number of days during the applicable performance year Participant was employed by the Company) of the annual bonus, if any, that would otherwise have been paid to Participant if Participant’s employment had not so terminated, payable at the same time as such bonus is paid to other Company employees. The preceding sentence applies both with respect to the performance year during which the Participant’s employment terminated as well as the immediately preceding performance year if the bonus for such immediately preceding performance year had not yet been paid, in which case the pro rata portion for such immediately preceding performance year would be 100% of the bonus for such immediately preceding performance year that would have been paid.
(c) Golden Parachute Excise Taxes.
(i) Best Results Approach for Participants. In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4.5(c)(i), would be subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s Plan benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
(ii) General 280G. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 4.5(c) will be made in writing to both the Company and Participant by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”). For purposes of making the calculations required by this Section 4.5(c), the Accountants, to the extent information is not available, may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participants shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.5(c)(ii). To the extent that any reduction in payments and/or benefits is required by this Section 4.5(c) and to the extent that an ordering of the reduction other than by the Participant is required by Section 409A or other tax requirements, the reduction shall occur in the following order: (1) reduction of cash payments; and (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to the Participant. In addition to the extent required by Section 409A or other tax requirements, (i) in the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for any Participant’s equity awards and (ii) in the event that some payments or benefits within a category are deferred compensation under Section 409A and some payments or benefits within a category are not deferred compensation under Section 409A, the payments or benefits that are not deferred compensation under Section 409A shall be reduced first. If ordering of reductions is not required by Section 409A or other tax requirements, the Participant shall determine the order of reduction.

Exhibit 10.1

(d) Section 409A.
(i) Notwithstanding anything to the contrary in this Plan, no severance pay or benefits to be paid or provided to any Participant, if any, pursuant to this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until any Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to any Participant, if any, pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until any Participant has a “separation from service” within the meaning of Section 409A.
(ii) Any severance payments or benefits under this Plan that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the Payment Date, or, if later, such time as required by Section 4.5(d)(iii). Except as required by Section 4.5(d)(iii), any installment payments that would have been made to any Participant during the period immediately following any Participant’s separation from service and prior to the Payment Date but for the preceding sentence will be paid to the Participant on the Payment Date and the remaining payments shall be made as provided in this Plan.
(iii) Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of such Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Participant’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of such Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if a Participant dies following such Participant’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of such Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv) Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 4.5(d)(i).
(v) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Participant agree to work together in good faith to consider amendments to this Plan and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Participant under Section 409A. Notwithstanding the foregoing, the Company does not ensure that the Participant will not incur additional tax or income recognition because of Section 409A.

Exhibit 10.1

(e) Release of Claims. Notwithstanding any other provisions of this Plan, Participant’s receipt of severance payments and benefits under this Plan is conditioned upon Participant signing and not revoking the Release and subject to the Release becoming effective prior to the Payment Date. If the Release does not become effective and irrevocable by the Payment Date, a Participant will forfeit any rights to severance or benefits under this Plan. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

ARTICLE V
OTHER RIGHTS AND BENEFITS NOT AFFECTED
5.1 Other Benefits. Neither the provisions of this Plan nor the Severance Benefits provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.
5.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.
5.3 Taxation of Plan Payments. All Severance Benefits paid pursuant to this Plan shall be subject to payroll and withholding taxes to the extent required by law.
ARTICLE VI
PARTICIPATING EMPLOYERS
6.1 Upon approval by the Board, this Plan may be adopted by any Subsidiary of the Company. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary. The term “Subsidiary” means any corporation in which the Company, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.
ARTICLE VII
SUCCESSOR TO COMPANY
7.1 The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

Exhibit 10.1

ARTICLE VIII
DURATION, AMENDMENT AND TERMINATION
8.1 Duration. If a Change of Control has not occurred, the Change of Control Severance Benefits under this Plan shall expire at 11:59 pm PT on December 31, 2022, unless sooner terminated as provided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board at any time prior to the expiration of Change of Control Severance Benefits under this Plan.
If a Change of Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until after all Participants who become entitled to Severance Benefits hereunder shall have received such payments in full.
The Change in Leadership Severance Benefits under this Plan shall expire at 11:59 pm PT on the second anniversary of the Change in Leadership with respect to any Participant whose employment has not terminated by such second anniversary of the Change in Leadership, unless extended for an additional period or periods by resolution adopted by the Board at any time prior to the expiration of the Change in Leadership Severance Benefits under this Plan.
8.2 Amendment and Termination. Unless a Change of Control has previously occurred or such amendment is In Anticipation of a Change of Control, the Change of Control Severance Benefits under this Plan may be amended in any respect by resolution adopted by a majority of the Board or may be amended by the Compensation and H.R. Committee of the Board in any respect that does not have a material adverse impact on any Participant or that is required by legal or other regulatory requirements regardless of whether the amendment may have a material adverse impact on a Participant. The Change of Control Severance Benefits under this Plan may be terminated by resolution adopted by a majority of the Board, provided that written notice is furnished to all Participants at least sixty (60) days prior to such termination and such termination is not In Anticipation of a Change of Control. If a Change of Control occurs, the Change of Control Severance Benefits under this Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. The Change in Leadership Severance Benefits under this Plan may not be amended, changed, substituted, deleted, revoked or terminated in any respect whatsoever prior to the second anniversary of the Change in Leadership.
8.3 Form of Amendment. The form of any proper amendment or termination of the Plan or any benefits thereunder shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.
ARTICLE IX
LEGAL FEES AND EXPENSES
9.1 The Company shall pay all legal fees, costs of litigation, and other expenses incurred in good faith by each Participant as a result of the Company’s refusal to pay the Severance Benefits to which the Participant becomes entitled under this Plan, or as a result of the Company’s contesting the validity, enforceability or interpretation of the Plan, within 30 days of the invoice date for such expenses.

Exhibit 10.1

ARTICLE X
PLAN ADMINISTRATION
10.1 An employee or former employee of an Employer who disagrees with their allotment of benefits under this Plan may file a written appeal with the Company’s Human Resources senior executive or other person designated by the Company.
(a) Any claim relating to this Plan shall be subject to this appeal process. If an employee or former employee of an Employer, or their representative (the “Claimant”) submits a written claim for a benefit under the Plan and the claim is denied in whole or in part, the Employer shall provide the Claimant with a written or electronic notification that complies with Department of Labor Regulation Section 2520.104b-1(c)(1). The denial notice will include:
(i) specific reason(s) for the denial;
(ii) reference to the specific Plan provision(s) on which the denial is based;
(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why the material or information is necessary; and
(iv) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review (as set forth in Section 10.1(e) below).
(b) The denial notice shall be furnished to the Claimant no later than ninety (90)-days after receipt of the claim by the Employer, unless the Employer determines that special circumstances require an extension of time for processing the claim. If the Employer determines that an extension of time for processing is required, then notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90)-days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
(c) Claim Review Procedure. The Claimant may request review of the denial at any time within sixty (60) days following the date the Claimant received notice of the denial of his or her claim. The Employer shall afford the Claimant a full and fair review of the decision denying the claim and, if so requested, shall:
(i) provide the Claimant with the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;
(ii) provide that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (other than documents, records and other information that is legally-privileged) relevant to the Claimant’s claim for benefits; and
(iii) provide for a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Exhibit 10.1

(d) If the claim is subsequently also denied by the Employer, in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
(i) specific reason(s) for the denial;
(ii) reference to the specific Plan provision(s) on which the denial is based; and
(iii) an explanation of the Plan’s claims review procedure (including (c)(ii) above) and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
(e) The decision on review shall be issued within sixty (60) days following receipt of the request for review. The period for decision may, however, be extended up to one hundred twenty (120) days after such receipt if the Employer determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
10.2 If the appeal of an employee or former employee of an Employer is denied, such employee or former employee shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of his or her job with an Employer, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the employee, shall be borne by the Employer.
ARTICLE XI
ADMINISTRATIVE INFORMATION
11.1 The Plan sponsor and administrator is:
Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95054
(408) 764-4000
11.2 Designated agent for service of process:
General Counsel
Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95054
(408) 764-4000
11.3 Plan records are kept on a fiscal year basis.
11.4 The Plan shall be funded from the Employer’s general assets only.

Exhibit 10.1

EXHIBIT A
COHERENT, INC.
CHANGE OF CONTROL AND LEADERSHIP CHANGE SEVERANCE PLAN
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between Coherent, Inc. (the “Company”), and (“Employee”).
WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company in return for obtaining certain severance benefits specified in the Coherent, Inc. Change of Control and Leadership Change Severance Plan (the “Plan”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1. Termination Date. Employee’s employment terminated on , 20 .
2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Confidential Information and Arbitration Agreement* between Employee and the Company. Nothing in this Agreement nor any other agreement with the Company is intended to or will be used in any way to limit employees’ rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Employee shall return all the Company property and confidential and proprietary information in his or her possession to the Company on the Effective Date (as defined below) of this Agreement.
3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.
4. Release of Claims. Employee agrees that the payment to him or her of such foregoing severance benefits specified in the Plan represents consideration for settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself or herself, and his or her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he or she may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a) any and all claims relating to or arising from Employee’s employment relationship with the Company or its affiliates and the termination of that relationship;
_____________________________________________
*and similar or other agreements dealing with confidential information

Exhibit 10.1

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
(e) any and all claims for violation of the federal, or any state, constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (i) any obligations due Employee under the Plan; (ii) Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or comparable state agency against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company); (iii) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Employee); (iv) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”); and (v) Employee’s rights to coverage under any fiduciary insurance policy purchased or obtained by or on behalf of the Company in which Employee is insured or in connection with the Company’s Change in Control (as defined in the Plan) or to indemnification under any contract, by-law or other arrangement that would cover Employee but for this Release.
5. [40 or Over Employees Only] Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he or she is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee

Exhibit 10.1

acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he or she should consult with an attorney prior to executing this Agreement; (b) he or she has at least twenty-one (21) days within which to consider this Agreement; (c) he or she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired without revocation; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.
6. Civil Code Section 1542. Employee represents that he or she is not aware of any claims against the Company other than the claims that are released by this Agreement. Nevertheless, Employee intends this release to be a general release, and to all claims he or she may have, whether known or unknown. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.
Employee, being aware of said code section and in furtherance of his or her release of all claims, known and unknown, agrees to expressly waive any rights he or she may have thereunder, as well as under any statute or common law principles of similar effect.
7. No Pending or Future Lawsuits. Employee represents that he or she has no lawsuits, claims, or actions pending in his or her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he or she does not intend to bring any claims on his or her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he or she shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he or she hereby waives any right, or alleged right, of employment or re-employment with the Company.
9. No Cooperation. Employee agrees that he or she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or its affiliates and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company or its affiliates, unless under a subpoena or other court order to do so or when required to do so in response to an investigation conducted by an administrative agency of competent jurisdiction.
10. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

Exhibit 10.1

11. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
12. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
14. Entire Agreement. This Agreement, along with the Plan and the Employee Confidential Information and Arbitration Agreement,* represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.
15. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO [CFO for the Agreement with the CEO] of the Company.
16. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
17. Effective Date. [40 or Over Employees Only — otherwise effective upon signing by both parties] This Agreement is effective eight (8) days after it has been signed by both Parties, and provided that Employee shall have not revoked this Agreement under paragraph 5. Such eighth day shall be deemed the “Effective Date” of this Agreement.
18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a) They have read this Agreement;
(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c) Understand the terms and consequences of this Agreement and of the releases it contains;
(d) They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Exhibit 10.1

Coherent, Inc.

Dated: __________, 20	By

Dated: __________, 20